Exhibit 99.(d)(3)

DISCRETIONARY SUB-MANAGEMENT AGREEMENT

THIS DISCRETIONARY SUB-MANAGEMENT AGREEMENT made this 28th day of April, 2025 by and among VENERABLE INVESTMENT ADVISERS, LLC, a Delaware limited liability company (the “Manager”), VENERABLE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”) (solely with respect to Section 3(b)); and FRANKLIN ADVISERS, INC. a California corporation (the “Sub-Adviser”) (the “Agreement”).

WHEREAS, Manager provides investment advisory services to the Trust;

WHEREAS, the Trust operates as an investment company of the “series” type registered under the Investment Company Act of 1940, as amended (“1940 Act”), for the purpose of investing and reinvesting its assets in portfolios of securities and other instruments, each of which has distinct investment objectives and policies, as set forth more fully in its Declaration of Trust, its bylaws and its registration statement under the 1940 Act, and the Securities Act of 1933, as amended;

WHEREAS, the Manager, on behalf of each series of the Trust listed on Schedule 1 hereto (as amended from time to time) (each such series, a “Fund”) desires to avail itself of the services of the Sub-Adviser to perform various investment sub-advisory services;

WHEREAS, with respect to certain Funds, this Agreement replaces an agreement pursuant to which the Sub-Adviser has been providing investment sub-advisory services to those Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed among the Manager, the Trust, and the Sub-Adviser as follows:

1.             Appointment of Sub-Adviser.

(a)            Discretionary Investment Advisory Appointment. The Manager, being duly authorized, hereby appoints the Sub-Adviser to manage the investment and reinvestment of the assets of the Funds, subject to the written direction of the Manager, the Board of Trustees of the Trust (the “Board”) and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. Subject to the general supervision of the Manager and the Board, the Sub-Adviser shall manage the investment and reinvestment of each Fund’s assets. In this regard, the Sub-Adviser:

(1)           shall provide supervision of each Fund’s assets, furnish a continuous investment program for each Fund in accordance with such Fund’s Prospectus and Statement of Additional Information (“SAI”) included as part of the Trust’s registration statement filed with the SEC and written investment guidelines provided by the Manager (the “Investment Guidelines”), which Investment Guidelines shall, among other things, describe each Fund’s investment objectives, policies and investment restrictions, and shall determine, from time to time, what securities or other investments will be purchased, retained or sold by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash;

(2)           (a) in accordance with the Sub-Adviser’s proxy voting policies, procedures and guidelines, shall vote proxies or cause such proxies to be voted, exercise consents, and exercise all other rights appertaining to securities and assets held by each Fund, other than class actions and other types of collective or group securities litigation against or involving any issuer of securities held in or formerly held by a Fund (e.g., foreign opt-in actions) (collectively, “Group Securities Litigation”) which, as specified below, shall be the responsibility of the Manager, and (b) maintain all Fund proxy voting records as required by law and deliver or caused to be delivered such information to the Trust in such manner and format to enable the Trust to prepare and file Form N-PX for each Fund;

(3)           shall, as appropriate for the Fund assets it retains discretion over, select broker-dealers to execute portfolio transactions for each Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Sub-Adviser as able to provide “best execution” of such orders for the Funds. This responsibility shall not, however, be deemed to obligate the Sub-Adviser to solicit competitive bids for each transaction. The Sub-Adviser agrees that all portfolio transactions it executes with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Sub-Adviser will be executed pursuant to the Trust’s Rule 17e-1 Policies and Procedures. In seeking best execution, the Sub-Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Funds and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood that in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), the Sub-Adviser may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts;

(4)           may, on occasions when it deems the purchase or sale of a security or other instrument to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities or other instruments to be sold or purchased in order to obtain best execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts;

(5)           may execute all documents and agreements with brokers and dealers for the purposes of managing a Fund, provided that: (i) the Sub-Adviser does not contravene a Fund’s Prospectus or SAI; (ii) should the Sub-Adviser aggregate transactions of a Fund with other client accounts managed by the Sub-Adviser, any liability or amounts due from other client accounts will not be attributable or chargeable to such Fund; and (iii) the Sub-Adviser shall reasonably determine that the terms of any such document or contract are not disadvantageous to a Fund and that the interests of the Fund are adequately protected; specifically, the Sub-Adviser is authorized, on behalf of a Fund, to open brokerage accounts and to execute, on its own behalf or on behalf of a Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser’s and the Fund’s agents and attorneys-in-fact. The Sub-Adviser is authorized, on behalf of a Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with the applicable procedures of the Trust and Fund;

(6)           in connection with its management of each Fund, shall take into account, where possible, anticipated purchases and redemptions of shares;

(7)           understanding that the Funds are valued on a daily basis, shall provide timely assistance to the Manager in determining or confirming, consistent with the policies stated in the Funds’ Prospectus and SAI, the value of any portfolio securities or other assets for which the Manager seeks assistance from Sub-Adviser or identifies for review by Sub-Adviser.  This assistance shall include (but is not limited to):

(i)	designating and providing access to one or more employees of Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Sub-Adviser for consultation with the Manager upon reasonable advance notice;

(ii)	assisting the Manager in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Funds (to the extent reasonably practicable);

(iii)	confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Sub-Adviser to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)	taking into account the time sensitive nature of the matter, promptly informing the Manager of significant developments that in the judgment of Sub-Adviser affect the value of any security or other asset held in the Funds with respect to the aforementioned fair valuation recommendations that have been made by the Sub-Adviser; and

(v)	maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Manager upon request, with such records being deemed Fund records.

(8)           shall not have any responsibility to, and shall not, initiate, consider or participate in any bankruptcy, Group Securities Litigation or to advise or take any action with respect to any litigation (which responsibility shall remain with the Manager) on behalf of the Manager or any Fund. However, the Sub-Adviser shall reasonably consult with the Manager at the Manager’s request in this regard; and

(9)           to the extent the Sub-Adviser, on behalf of a Fund with multiple sub-advisers, (i) acquires any security in reliance on Rule 10f-3 under the 1940 Act; (ii) acquires any security in reliance on Rule 12d3-1 under the 1940 Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the 1940 Act (including in connection with a Rule 17e-1 transaction), shall not, with respect to transactions of the Fund in securities or other assets, consult with the other sub-adviser who is causing (or whose affiliated person is causing) the need for the acquisition or transaction to rely on such Rule.

(b)            General Provisions.

(1)           In the event that the Trust establishes one or more new series and Manager desires to retain the Sub-Adviser to provide investment advisory services for such new series, the Manager shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render services under this Agreement for such series, the Sub-Adviser shall notify the Manager in writing and such new series shall be added to Schedule 1 to this Agreement and be subject to the provisions of this Agreement to the same extent as the current Funds except to the extent that said provisions (including those relating to the compensation payable by the Manager to the Sub-Adviser with respect to any new series) are modified with respect to such new series in writing by the parties at that time.

(2)           The Sub-Adviser shall in connection with its services with respect to the Trust:

(i)	make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by applicable federal and state securities laws, and such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares;

(ii)	furnish to the Trust or its designees such information with respect to the assets or investments that a Fund (or portions of any Fund) may hold or contemplate purchasing as the Board or its designees may reasonably request;

(iii)	provide periodic and special reports to the Board concerning the discharge of its duties and responsibilities under this Agreement as the Board shall reasonably request;

(iv)	make available its officers and employees, on a reasonable basis, to the Manager, the Board and the officers of the Trust for consultation and discussions regarding the management of the Trust and its investment activities;

(v)	employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth herein and shall bear the expense of providing such services except as provided in Section 3 of this Agreement.

(vi)	use the same skill and care in the management of the Funds as it uses in the management of other accounts to which it provides investment advisory services, but shall not be obligated to give the Trust more favorable or preferential treatment vis-a-vis its other clients;

(vii)	act in conformity with the Trust’s Declaration of Trust, bylaws, registration statement, Prospectus, SAI, Investment Guidelines, any exemptive orders, and written instructions and directions of the Manager or the Board;

(viii)	comply with and conform to the requirements of all applicable securities and tax laws and rules, including the 1940 Act, the Investment Advisers Act of 1940, as amended, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and all other applicable federal and state laws, regulations and rulings;

(vix)	upon notice from the Manager that a Fund’s assets are out of compliance with the diversification requirements under either Subchapter M or Section 817(h), the Sub-Adviser will take prompt action to bring the Fund’s assets back into compliance within the time permitted under the Internal Revenue Code and the regulations thereunder. The Manager shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M and Section 817(h) of the Internal Revenue Code. In connection with such compliance tests, the Manager shall inform the Sub-Adviser at least ten (10) business days prior to a calendar quarter end if the Fund’s assets are out of compliance with the diversification requirements under either Subchapter M or Section 817(h)

(x)	be subject to and comply with the Trust’s policies and procedures applicable to the services provided by the Sub-Adviser; and

(xi)	cooperate fully with the Manager, the Board, and the Trust’s officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to any and all compliance-related matters.

(3)           “Trade Errors” shall mean: any error that (i) prevents portfolio trading instructions given by the Sub-Adviser on behalf of a Fund from being effectuated in substantially the manner intended by the Sub-Adviser, or (ii) results in the execution of a trade on behalf of a Fund that was not intended for the Fund. The Sub-Adviser shall notify the Manager promptly upon detection of any Trade Error which settles in the account attributable to a Fund. In the event of a

Trade Error, the Sub-Adviser shall also provide a written summary to the Manager that sufficiently describes the Trade Error and the action to be taken to seek to prevent future occurrences of that type of Trade Error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to seek to prevent additional Trade Errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, the Sub-Adviser shall provide reasonable access to the Manager and the Trust, or their agents, to all documents and information related to any Trade Error, its analysis and correction.

(4)           The Sub-Adviser will provide the Manager, the CCO and the Trust with a copy of its code of ethics (the “Sub-Adviser Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which will include procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser will follow its Code of Ethics in performing its services under this Agreement. On a quarterly basis, the Sub-Adviser also will certify to the Trust on behalf of the Funds and the Manager that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. On a quarterly basis the Sub-Adviser will furnish a certificate on behalf of itself in a form reasonably agreed between the Manager, the CCO and the Sub-Adviser, which addresses the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act (“Rule 38a-1”), concerning the Sub-Adviser Code of Ethics and compliance program, respectively, to the Trust, the CCO and the Manager. The Sub-Adviser shall notify the CCO and the Manager promptly of any material violation of the Sub-Adviser Code of Ethics involving a Fund. Upon reasonable request of the Board or the CCO on behalf of the Funds or the Manager with respect to violations of the Sub-Adviser Code of Ethics involving a Fund, the Sub-Adviser will permit representatives of the Trust, including the CCO, or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Sub-Adviser Code of Ethics. The Sub-Adviser will provide such additional information regarding violations of the Sub-Adviser Code of Ethics as the Board or the CCO on behalf of the Funds or the Manager may reasonably request in order to assess the functioning of the Sub-Adviser Code of Ethics or any harm caused to a Fund from a violation of the Sub-Adviser Code of Ethics. Further, the Sub-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees.

(5)           The services of the Sub-Adviser hereunder are not deemed exclusive, and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(6)           The Sub-Adviser are hereby authorized to utilize the research and other resources of their affiliates in providing investment advisory services pursuant to this Agreement.

(7)           The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

(8)           All transactions in the assets of a Fund will be consummated by payment to or delivery by State Street Bank & Trust Company or any successor custodian identified in writing by Manager to Sub-Adviser (the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Trust, of all cash and/or securities due to or from the Fund. The Sub-Adviser shall not have possession or custody of any assets of a Fund.

(9)           Sub-Adviser shall (1) advise the Custodian of all investment orders for the Fund placed by it in the manner instructed to Sub-Adviser by the Custodian and/or the Manager and (2) reconcile its records to the month end statements from the Custodian within the later of seven (7) business days following month end or three (3) business days after receipt and resolve any differences with the Custodian. Sub-Adviser will provide copies of these monthly reconciliations to the Manager if requested. Additionally, the Sub-Adviser shall establish connectivity with SS&C Technologies, Inc. or any successor agent identified in writing by Manager and deliver daily trade and position files in the manner determined by Manager.

2.             Compensation.

As compensation for the services provided and expenses assumed by the Sub-Adviser under this Agreement, the Manager will pay the Sub-Adviser following the end of each calendar month a fee computed daily based on average daily net assets at the annual rate listed opposite each Fund’s name in Schedule 1 attached hereto. Such compensation shall be paid to the Sub-Adviser promptly following receipt by the Manager of the management fee payable by the Fund for that month. The “average daily net assets” of each Fund shall mean the average of the values placed on each Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each Business Day (as defined in the Funds’ Prospectus or SAI), as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust, the registration statement and the Fund’s securities valuation procedures. If, pursuant to such provisions, the determination of net asset value is suspended for any particular Business Day, then for the purposes of this Section 2, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets on that Business Day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when the Sub-Adviser’s compensation is payable pursuant to this Section 2, then the compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 2. For the avoidance of doubt, the compensation set forth on Schedule 1 does not include compensation for the execution of portfolio transactions for which the Funds pay a separate commission.

3.             Expenses.

(a)            The Sub-Adviser hereby agrees to bear all expenses in connection with the performance of its services under this Agreement, excluding those costs associated with brokerage activities of a Fund.

(b)           The Manager and the Trust agree that the Trust will pay all its own expenses other than those expressly assumed by the Sub-Manager herein or as otherwise assumed in writing by the Manager, including but not limited to:

(i)           expenses of audits by independent public accountants;

(ii)          expenses of maintaining each Fund’s tax records;

(iii)          taxes levied against the Trust;

(iv)         salaries and other compensation of the Trust’s officers and employees unless otherwise agreed;

(v)          brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Trust;

(vi)         costs, including the interest expense, of borrowing money;

(vii)        costs of vendors other than those engaged by the custodian to provide fair value recommendations with respect to individual Fund holdings;

(viii)       costs and/or fees for (1) meetings of the Board; (2) the registration of shares with federal and state securities authorities, including the preparation of the Trust’s registration statements, any web-based or software tool used in such preparation, and registration fees; (3) expense management and/or financial statement preparation/typesetting software; (4) third-party vendors engaged to assist with compliance with the 1940 Act and the rules thereunder (e.g., for liquidity bucketing under Rule 22e-4); (5) the printing and mailing of prospectuses and reports of the Trust to its shareholders; (6) the preparation and filing of reports with regulatory bodies, including the cost of vendors and/or software tools utilized in connection with such reporting; (7) the maintenance of the Trust’s existence; (8) third-party vendors engaged to assist with proxy voting administration, class action or other securities litigation administration, and to provide peer comparisons for the Board’s contract renewal process; (9) electronic portals for Board materials; and (10) index licensing.

(ix)          legal fees, including the legal fees related to the registration and continued qualification of the shares of the Trust for sale, and legal fees incurred in connection with consultations by the CCO with counsel to the Trust as necessary or appropriate for the provision of services under this Agreement;

(x)           trustees’ fees and expenses of trustees who are not officers or employees of the Manager or its affiliates;

(xi)          the cost of the Trust’s D&O / E&O insurance policy premiums;

(xii)         the cost of the Trust’s fidelity bond required by Section 17(g) of the 1940 Act;

(xiii)        association membership dues;

(xiv)        the cost to provide administrative or compliance services as requested by the Manager or the Board; and

(xv)         extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

4.             Books and Records. The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to a Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that such records are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s reasonable request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

5.             Liability and Indemnification.

(a)            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or its corporate affiliates, neither the Sub-Adviser nor its corporate affiliates, nor any of their directors, officers or employees shall be subject to liability to the Manager, the Trust, or any shareholder of the Trust for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by a Fund.

(b)            Notwithstanding Section 5(a), to the extent that the Manager is found by a court of competent jurisdiction, the Securities and Exchange Commission (“SEC”) or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by the Sub-Adviser or its corporate affiliates pursuant to this Agreement, the Sub-Adviser shall indemnify the Manager and each of its affiliates, officers, directors and employees (each a “Manager Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the Manager Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Manager Indemnified Party, in connection with such liability.

(c)            To the extent that the Sub-Adviser is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by the Manager or its corporate affiliates, the Manager shall indemnify the Sub-Adviser and each of its affiliates, officers, directors and employees (each a “Sub-Adviser Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party, in connection with such liability.

(d)            Neither the Manager nor the Sub-Adviser shall bear any liability to another party for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

6.             Representations and Warranties.

(a)            The Manager represents, warrants and agrees that (i) the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered for so long as this Agreement remains in effect; (ii) the Manager is not prohibited by the 1940 Act or the Advisers Act from performing the services to be delegated to the Sub-Adviser pursuant to this Agreement; (iii) the Manager has the authority to enter into this Agreement and the execution, delivery and performance by the Manager of this Agreement does not contravene or constitute a default under any agreement binding upon the Manager; (iv) the Manager will promptly notify the Sub-Adviser in the event that the Manager or any of its affiliates becomes aware that it is subject to a statutory disqualification that prevents the Manager from serving as investment adviser pursuant to this Agreement or becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; (v) the Manager is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; (vi) for each Fund that is launched prior to the receipt of “manager-of-managers” exemptive relief for the Trust and Manager, the initial shareholder of each such Fund has approved this Agreement; and (vii) the organization of the Trust and the conduct of the business of the Funds as contemplated by this Agreement, complies, and shall at all times comply, with the requirements imposed upon the Trust by relevant law.

(b)            The Sub-Adviser represents, warrants and agrees that the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (iv) will promptly notify the Manager in the event that the Sub-Adviser or any of its affiliates becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement or becomes aware that it is the subject of an examination, administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; and (v) is duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)            The Sub-Adviser represents, warrants and further covenants that, for purposes of Section 13(f) of the 1934 Act, and Rule 13f-1 thereunder, the Sub-Adviser shall be deemed to exercise sole investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the 1934 Act) held or previously held by a Fund, and shall include information regarding such securities in its reports filed on Form 13F. For purposes of Section 13(d) and 13(g) of the 1934 Act, the Sub-Adviser shall be deemed the “beneficial owner” of any equity security held or previously held by a Fund, and shall include information regarding such securities, as required, in its “beneficial ownership reports” filed on Schedules 13D or 13G. For the avoidance of doubt, nothing contained in this Section shall be understood as a representation by the Sub-Adviser that it is the owner (or beneficial owner) of these securities for purposes other than those referenced herein.

(d)            The Sub-Adviser represents and warrants that: (i) in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and (ii) to the extent that the Sub-Adviser’s activities or services could reasonably be expected to materially affect the Funds, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that the Trust’s CCO determines are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Funds. The Sub-Adviser will promptly notify the Manager upon detection of any material violations of the Sub-Adviser’s compliance policies and procedures that relate to its activities or duties hereunder.

(e)            The Manager represents and warrants that: (i) in accordance with Rule 206(4)-7 under the Advisers Act, the Manager has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Manager and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and (ii) to the extent that the Manager’s activities or services could reasonably be expected to materially affect the Funds, the Manager has adopted and implemented and will maintain written policies and procedures that the Trust’s CCO determines are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Funds. The Manager will promptly notify the CCO upon detection of any material violations of the Manager’s compliance policies and procedures that relate to its activities or duties hereunder.

7.             Use of Name.

(a)            The Manager and the Trust may use Sub-Adviser’s or its affiliates’ name, logo, trademarks, service marks, tradenames (“Sub-Adviser Property”) only: (1) to identify Sub-Adviser as a sub-adviser to the Trust, as applicable, as required by law or governmental regulations; (2) in marketing materials for a Trust provided that such use is limited to: (a) identifying Sub-Adviser and the services performed for the Trust by the Sub-Adviser; and (b) providing biographical information about the Sub-Adviser that is accurately derived from information provided by or made public by Sub-Adviser or its affiliates, respectively. Any other use of Sub-Adviser Property must be expressly pre-approved in writing by Sub-Adviser. Any change in any approved use of Sub-Adviser Property requires prior approval in writing by the Sub-Adviser. If the Manager or the Trust makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Funds or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Manager.

(b)            It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

8.             Confidential Information.

(a)            Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Funds (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)            Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iii) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (iv) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)            In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

9.             Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written contract pursuant to the 1940 Act. The Sub-Adviser shall be solely responsible for supervising and overseeing any such person and shall retain responsibility for (i) all services it delegates to such person and (ii) all of its obligations under this Agreement. Any compensation payable to such person shall be the sole responsibility of the Sub-Adviser, and the Manager and the Trust shall have no obligations with respect thereto or otherwise arising under the Agreement.

10.           Term and Termination.

(a)            This Agreement shall become effective on the date first written above and shall continue through the period ending two years from such date. For any new Fund added to Schedule 1, this Agreement shall become effective on the date such Fund is first offered for sale and shall continue in effect for such Fund through the period ending two years from such date. After the initial term, this Agreement shall continue in effect for a Fund for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the 1940 Act. This Agreement (a) may at any time be terminated as to any Fund without the payment of any penalty either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ prior written notice to the Sub-Adviser; (b) shall immediately terminate (i) in the event of its assignment, or (ii) if the Manager is no longer providing investment advisory services to the Trust; (c) may be terminated upon written notice by a party to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice; (d) may be terminated by the Manager on 90 days’ written notice to the Sub-Adviser; and (e) may be terminated by the Sub-Adviser on 90 days’ written notice to the Manager.

(b)            In the event that, in connection with termination, a successor to any of Sub-Adviser’s duties or responsibilities hereunder is designated by written notice to Sub-Adviser, Sub-Adviser will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Sub-Adviser under this Agreement in a form reasonably acceptable to Manager and the applicable Funds, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Sub-Adviser’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the applicable Fund. Notwithstanding the foregoing, the Sub-Adviser may retain copies of any such records that are required by law or regulation to be retained.

11.           Definitions. As used in this Agreement, the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

12.           Notices. Any notice under this Agreement shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Manager:

Venerable Investment Advisers, LLC

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Attn: VIA General Counsel

Copy to: vialegal@venerable.com

If to the Trust:

Venerable Variable Insurance Trust

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Attn: Secretary

If to the Sub-Adviser:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

Attn: General Counsel

13.           Amendment of Agreement. This Agreement may be amended at any time, but only by written agreement among the parties, which amendment must be approved by the Board in the manner required under the 1940 Act.

14.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Manager, the Trust, and the Sub-Adviser, and the Manager and the Trust are the sole beneficiaries of the Sub-Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, any of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Head of Venerable Investment Advisers, LLC

VENERABLE VARIABLE INSURANCE TRUST, Solely with respect to Section 3(b) hereof

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

FRANKLIN ADVISERS, INC.

By:	/s/ Nick Hooten
Name:	Nick Hooten
Title:	Senior Vice President

Schedule 1

As compensation for the services provided herein, the Sub-Adviser shall receive a fee payable by the Manager as described below.

Fund	Fee
Venerable High Yield Fund	[ ]%
Venerable Strategic Bond Fund	[ ]%
Venerable US Large Cap Strategic Equity Fund	[ ]% on the first $[ ] billion of assets [ ]% on assets above $[ ] billion